Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”), effective as of October 8, 2020 (the “Amendment Effective Date”), is entered into by and among Fusion Pharmaceuticals, Inc., a Canadian federal corporation with its principal place of business at 270 Longwood Road S., Hamilton, Ontario L8P 0A6 (“Purchaser”); Rainier Therapeutics, Inc., a Delaware corporation with its principal place of business at 500 Mercer Street, Suite C202, Seattle, Washington 98109 (“Seller”); and Fortis Advisors LLC, a Delaware limited liability company solely in its capacity as the representative for Seller for certain obligations (“Seller Representative”). Purchaser, Seller, and Seller Representative are referred to herein individually as a “Party” and collectively, as the “Parties”.

WHEREAS, the Parties previously executed that certain Asset Purchase Agreement, dated as of March 10, 2020 (the “Agreement”); and

WHEREAS, the Parties now desire to amend and restate certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.
2.	Escrow Terms.
a.	Clause (b) of Section 1.02 of the Agreement is hereby deleted and removed from the Agreement in its entirety.
b.	The final sentence of Section 5.02 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right to a one-time reimbursement from Seller of any and all reasonable documented costs and expenses incurred by Purchaser prior to the Outside Date in connection with seeking or obtaining a grant of Request for Restoration of Priority Claim By Receiving Office Under 37 CFR §1.78 and 1.452, and under PCT Rule 26bis for PCT/US2020/020846 corresponding to U.S. non-provisional application 16/805,508 and claiming priority to U.S. provisional applications 62/812,929; 62/856,216; and 62/907,504; provided that such reimbursement shall only become due if the Signing Fee Second Tranche has been paid pursuant to Section 1.02 and shall not in any event exceed Two Hundred and Twenty Five Thousand Dollars ($225,000).”

c.	Section 7.04(c) is hereby amended and restated in its entirety as follows:

“(c)If an indemnified party wishes to make an indemnification claim under this Article VII, such indemnified party shall, prior to 11:59 p.m. Eastern time of the last day of the survival period applicable to such indemnification claim, deliver a written notice (an “Indemnification Claim Notice”) to the indemnifying party (i) stating that an indemnified party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.  An indemnified party may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.”

d.	Section 7.04(d) is hereby amended and restated in its entirety as follows:

“If the indemnifying party shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the indemnifying party that the indemnified party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.  In the event that the indemnifying party delivers an Indemnification Claim Objection Notice within 30 days after its receipt of such Indemnification Claim Notice, the Seller Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.”

e.	Section 7.08 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“[INTENTIONALLY OMITTED]”

f.	The following defined terms are hereby deleted in their entirety from Section 9.07(b) of the Agreement:

“Escrow Agent”, “Escrow Agreement”, “Escrow Fund”.

g.	The definition of “Other Transaction Documents” in Section 9.07(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Other Transaction Documents” means (i) the Bill of Sale and Assignment and Assumption Agreement, (ii) the Patent Assignment Agreement, and (iii) the BC Therapeutics Termination Agreement.

h.	Section 9.15 of the Agreement is hereby amended and restated in its entirety as follows:

“Seller Representative. The Seller hereby appoints Fortis Advisors LLC, a Delaware limited liability company, as the sole and exclusive representative of the Seller solely with respect to Article VII and the express obligations of the Seller Representative in Article I and acknowledge and agree that the Seller Representative has the authority to act on the

Seller’s behalf with respect to the matters set forth therein, including giving and receiving all notices, communications and instructions to be given or received by the Seller and to take on the Seller’s behalf all actions necessary or appropriate in the judgment of the Seller Representative in connection with the Seller’s rights and obligations under Article VII and the express obligations of the Seller Representative in Article I.

i.	The Escrow Agreement included as Exhibit B to the Agreement is deleted in its entirety and replaced with the following text:

“[INTENTIONALLY OMITTED]”

3.	Section 5.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)Seller shall do or cause to be done all things necessary to preserve, maintain and keep in full force and effect its corporate existence from and after the Closing until the date that is twelve (12) months after the Closing Date or as otherwise required for Seller to satisfy its obligations under this Agreement, and shall comply in all material respects with all Applicable Laws.

4.

The “Outside Date” as defined in the first sentence of Section 8.01 of the Agreement is hereby amended and restated to be the date that is eleven (11) months after the Closing Date. For the avoidance of doubt, the Outside Date as amended herein is February 10, 2021.

5.	Section 7.04(b) is hereby amended to remove the text “(the “Release Date”)” found in the first sentence of 7.04(b).
6.

Purchaser agrees to pay or, if so requested, to reimburse Seller for all costs, fees and expenses associated with preparing and filing any Tax Returns that Seller is required to file as a result of the amendment of Section 5.01(b) and the definition of “Outside Date” of the Agreement pursuant to Sections 3 and 4 of this Amendment, which Tax Returns Seller would otherwise not be required to file had Section 5.01(b) of the Agreement not been so amended, including without limitation any Tax Returns of the Seller, with respect to the Program, the Product, or the Acquired Assets for the year 2020 or 2021 (or any portion thereof).

7.	Purchaser agrees to pay or, if so requested, to reimburse Seller, all reasonable attorneys’ fees which may be incurred by Seller in connection with entering this Amendment.
8.	Except as amended hereby, the Agreement shall remain in full force and effect.
9.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

10.	This Amendment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

FUSION PHARMACEUTICALS INC.		RAINIER THERAPEUTICS, INC.
By:	/s/John Valliant	Date:	/s/Max Barker
Name:	John Valliant	Name:	Max Barker
Title:	CEO, Fusion Pharmaceuticals Inc.	Title:	President & Secretary
FORTIS ADVISORS LLC
By:	/s/Richard Fink
Name:	Richard Fink
Title:	Managing Director